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                                                                      EXHIBIT 11

                   COMPUTATION OF NET INCOME(LOSS) PER SHARE
                     (In thousands, except per share data)






                                                              Quarter Ended         Six Months Ended
                                                    -----------------------------  ---------------------------
                                                       March 31,       April 2,       March 31,      April 2,
                                                         1996            1995           1996           1995
                                                    ---------------  ------------  --------------  ------------
PRIMARY NET INCOME(LOSS)PER SHARE (a)(b)
Weighted average common shares
  outstanding                                                86,390        72,247          85,508        71,984
Common equivalent shares                                      7,778         7,140           8,060         6,792
                                                    ---------------  ------------  --------------  ------------
Shares used in per share calculations                        94,168        79,387          93,568        78,776
                                                    ===============  ============  ==============  ============
Net income                                          $        51,605  $     (4,987) $       93,250  $      6,871
                                                    ===============  ============  ==============  ============
Net income per share                                $          0.55  $      (0.06) $         1.00  $       0.09
                                                    ===============  ============  ==============  ============
FULLY DILUTED NET INCOME(LOSS) PER SHARE (a)(b)
Weighted average common shares
  outstanding                                                86,390        72,248          85,508        71,984
Common equivalent shares                                      8,496         7,630           8,898         7,506
                                                    ---------------  ------------  --------------  ------------
Shares used in per share calculations                        94,886        79,878          94,406        79,490
                                                    ===============  ============  ==============  ============
Net income                                          $        51,605  $     (4,987) $       93,250  $      6,871
                                                    ===============  ============  ==============  ============
Net income per share                                $          0.55  $      (0.06) $         0.99  $       0.09
                                                    ===============  ============  ==============  ============

- - -----------------------
(a) The modified treasury stock method is used for the computation of primary and fully diluted net income per share because there are options and warrants outstanding to acquire more than 20% of the shares outstanding at the end of the periods presented.

(b) On April 12, 1996, the Company announced a two-for-one split of its common stock to be effected in the form of 100% stock dividend. Stockholders of record as of the close of business on April 25, 1996 received one additional share for each share held. The additional shares were distributed to stockholders on May 10, 1996. As required by generally accepted accounting principles, the computations and presentation of net income per share are based upon the new number of shares outstanding.



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